UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 10, 2003

Moto Photo, Inc.

(Exact name of registrant as specified in its charter)

Delaware 0-11927 31-1080650

(State or other jurisdiction (Commission (IRS Employer Identification No.)

of Incorporation) File No.)

4444 Lake Center Dr., Dayton, Ohio 45426

(Address of principal executive offices)

Registrant's telephone number, including area code: (937) 854-6686

Item 2. Acquisition or Disposition of Assets.

On February 10, 2003, Moto Photo, Inc. (the "Company") sold substantially all of its assets to MOTO Franchise Corporation ("MFC") for $2,796,258 less decreases in receivables and inventory from June 30, 2002 to the closing. These decreases totaled $1,336,373. The purchaser assumed $1,026,497 in liabilities and paid the balance in cash plus $22,225 in pro-rations and miscellaneous items. In addition, the Company could earn up to $300,000 over the next three years if sales in franchised stores increase by 5% per year.

The purchase price was determined by negotiation between the Company and MFC. The sale took place pursuant to an asset purchase agreement signed by the parties on November 25, 2002 and was consummated under the provisions of Section 363 of the U.S. Bankruptcy Code (the "Bankruptcy Code"). The Company has been operating its business as Debtor-in-Possession following its November 25, 2002, filing of a voluntary petition under Chapter 11 of the Bankruptcy Code with the U.S. Bankruptcy Court for the Southern District of Ohio, Western Division in Dayton, Ohio ("Bankruptcy Court"). The case filed by the Company is In re Moto Photo, Inc., Debtor, Case No. 02-38935. On January 21, 2003, the Bankruptcy Court approved the sale of substantially all of the Company's assets to MOTO Franchise Corporation pursuant to Section 363 of the Bankruptcy Code.

The assets sold include franchise and franchise related agreements, certain area developer agreements, certain supply agreements, inventory, equipment, accounts and notes receivable, and the Company's intellectual property.

MFC is owned by Harry Loyle and principals of five entities that formerly served as Area Developers for the Company. Mr. Loyle is the President and CEO of MFC. He owns 717,016 shares (approximately 8.7%) of the outstanding voting common stock of the Company and was a director of the Company between July 1993 and July 2002.

Mr. Loyle is also a shareholder, director, and officer of three MotoPhoto® franchisees and was formerly a shareholder in two other franchisees. He divested his interests in one of these franchisees in March 2002 and the other in January 2003. Each franchisee owns and operates one store under a standard franchise agreement, which provides for a royalty fee of 6% of net retail sales and an advertising fee of 0.5% of net retail sales. During 2002, total revenues derived by the Company from the five stores were approximately $329,400 which constituted approximately 1.5% of the Company's total revenues.

In addition, Mr. Loyle is owner and President of ProMoto Management Corporation ("ProMoto"), which acts as an area developer in New Jersey, Pennsylvania, and New York, for the Company pursuant to an area representative agreement, and performs certain services for franchisees in those states on behalf of the Company. During 2002, the Company paid ProMoto fees of approximately $309,864.

Upon completion of the sale, MFC has begun to conduct the franchise and related activities formerly conducted by the Company. The Company continues to operate one store, which is under a contract for sale, pending approval of the Bankruptcy Court. The Company is preparing its plan of reorganization and expects to file it within the next two months. It is anticipated that the Company's stock will cease trading on the confirmation of the plan of reorganization.

Item 7. Financial Statements and Exhibits

(c) Exhibits

The following exhibit is filed as part of this Report:

10.1 Asset Purchase Agreement dated as of November 25, 2002 between Moto

Photo, Inc. and MOTO Franchise Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOTO PHOTO, INC.

Date: February 12, 2003 By: /s/ Lawrence P. Destro

Name: Lawrence P. Destro

Title: Chief Executive Officer